Exhibit 99.1

 For more information, please contact:
Guy A. Gibson
Chairman of the Board
(720) 932-4284
ggibson@uwbank.com

FOR IMMEDIATE RELEASE

UNITED WESTERN BANCORP, INC. REPORTS 2010 SECOND QUARTER RESULTS

•	United Western Bank capital ratios were 7.42% for core capital, and 9.02% for risk based capital at June 30, 2010.
•	Company incurred a net loss of $18.8 million, or $0.64 per share, for second quarter of 2010 compared to loss of $25.0 million or $0.86 per share in first quarter of 2010.
•	Liquidity position remained strong with $263 million in cash at June 30, 2010, which continued to put pressure on net interest margin.
•
Total deposits decreased $260 million to $1.77 billion at June 30, 2010 as compared to December 31, 2009, as a result of a decrease of $274 million in deposits from certain processing and trust companies, $135 million in CDARS® deposits due to United Western Bank’s regulatory brokered deposit restriction, which were partially offset by a $110 million increase in other processing and trust deposits and a $40 million increase in traditional community bank deposits.

•	Construction and development loans reduced to 26.0% of total community bank portfolio, down from 37.6% a year ago.
•	Provision for credit losses decreased to $4.7 million in second quarter following $14.2 provision for credit losses in first quarter of 2010.
•	Ratio of allowance for credit losses to total loans held for investment increased to 3.92% at June 30, 2010 compared with 3.65% at March 31, 2010 and 2.02% at June 30, 2009.
•	Nonperforming assets declined $5.7 million in the second quarter to $72.7 million at June 30, 2010 compared to $78.4 million at March 31, 2010.
•	Additional deterioration in credit metrics of certain non-agency residential mortgage backed securities resulted in $11.6 million other-than-temporary impairment charge.
•	On June 15, 2010, United Western Bank announced it had entered into a definitive agreement to acquire Legent Clearing, LLC.

Denver – August 4, 2010. United Western Bancorp, Inc. (NASDAQ: UWBK) (the “Company”), a Denver-based holding company whose principal subsidiary, United Western Bank® (the “Bank”), is a community bank focused on Colorado’s Front Range market and selected mountain communities, announced its 2010 second quarter results.

For the second quarter of 2010, the Company incurred a loss from continuing operations of $(18.8) million or $(.64) per share.  The loss was attributable to four principal factors: (i) a net other-than-temporary impairment (“OTTI”) charge on non-agency residential mortgage-backed securities of $11.6 million; (ii) a $4.7 million provision for credit losses; (iii) a $4.7 million addition to the deferred tax valuation allowance against the Company’s gross deferred tax assets of $55.2 million; and (iv) during the second quarter, the Company held on average approximately $454 million of excess short term liquidity on its balance sheet, which resulted in an approximate 64 basis point reduction in net interest margin for the period.  These results compare with a loss from continuing operations for the first quarter of 2010 of $(25.0) million, or $(.86) per share, and a loss from continuing operations for the second quarter of 2009 of $(33.7) million, or $(4.71) per share.

Guy A. Gibson, Chairman of the Board, said: “The second quarter 2010 was again challenging as our non-agency residential mortgage-backed securities that support more senior positions in the overall structure of the securitization continue to be subject to other-than-temporary impairments.  We made some progress in reducing the excess liquidity on our balance sheet; however, there continues to be further work to do in that regard.”

“We continue to actively explore all strategic alternatives for the Company through our lead financial advisor, Goldman Sachs, and will continue to do so until we have resolved the Company’s current difficulties and satisfied our regulators that we are making suitable progress on the path to profitability and increased capital.”

Mr. Gibson continued by saying, “the approval process surrounding the announced acquisition of Legent Clearing, LLC  (‘Legent’) is continuing and we have submitted our regulatory applications for approval of this transaction.  The acquisition of Legent will enable us to capitalize on our longstanding core deposit base through the development of processing and trust deposit relationships that provide a stable, long lived and inexpensive alternative to the traditional branch banking concept.  Legent fits this business strategy very well and we understand this business completely.  In addition, the Legent acquisition will result in increases in interest income from securities margin lending and noninterest fee income.”

James R. Peoples, Chief Executive Officer of United Western Bank, said: “Our priorities are to strengthen asset quality, increase capital and maintain appropriate liquidity.  During the second quarter, we increased the allowance modestly from the level reached at March 31, 2010, and we reduced nonperforming assets by $5.7 million.  We injected an additional $3 million of capital into the Bank in order to maintain our risk based-capital at the highest level we could.  Our liquidity continues to be higher than we would like, but did allow for the seamless withdrawal of a significant amount of deposits during the quarter.”

Net Interest Income, Yield on Assets, Cost of Liabilities

	Quarter Ended
	June 30, 2010	March 31, 2010	June 30, 2009
	(Dollars in thousands)
Interest and dividend income	$22,544	$22,461	$25,975
Interest expense	6,081	6,657	7,595
Net interest income before provision for credit losses	$16,463	$15,804	$18,380

Yield on assets	3.87%	3.34%	4.69%
Cost of liabilities	1.18%	1.10%	1.50%
Net interest spread	2.69%	2.24%	3.19%
Net interest margin	2.83%	2.35%	3.32%

•
Community bank loan average balances decreased $22.8 million in the second quarter of 2010 to $1.072 billion compared to $1.095 billion for the first quarter of 2010.  The community bank loan yield increased 14 basis points to 5.37% during the second quarter, compared to 5.23% for the first quarter of 2010.  The increase in yield on community bank loans was principally the result of four loans that have performed for a period of time that were restored to an accrual status during the second quarter.

•
The average balances of residential mortgage loans, residential mortgage-backed securities, and purchased SBA loans and securities increased $64.1 million in the second quarter of 2010 to $798.5 million compared to $734.4 million in the first quarter of 2010.  The increase in the average daily balance was due to continued purchases of Ginnie Mae securities during the period.  The yield on those assets declined 31 basis points to 3.90% in the second quarter of 2010, compared to 4.21% in the first quarter of 2010. The decline in the yield was due to the lower yield available on Ginnie Mae securities.  The Ginnie Mae securities acquired included both short-term floating rate and fixed rate issuances. In the year ago period, average residential mortgage loans, residential mortgage-backed securities and purchased SBA loans assets were $915.2 million, and they yielded 4.60%.

•
Other interest earning assets average balances, which consist principally of balances due from the Federal Reserve Bank, decreased by 48%, or $422.9 million, to $463.8 million for the second quarter of 2010 from $886.6 million for the first quarter of 2010.  The decrease in excess liquidity was a result of a $406.6 million decrease in total average deposits and the purchase of Ginnie Mae securities.  The yield increased slightly to 33 basis points for the second quarter of 2010, compared to 28 basis points for the first quarter 2010.

•
The Company’s cost of interest-bearing liabilities increased 8 basis points to 1.18% for the second quarter of 2010, compared with 1.10% for the first quarter of 2010.  In the year ago period, the cost of interest-bearing liabilities was 1.50%.

•
The Company expects net interest margin to continue to improve prospectively as a result of: (i) continued reduction in excess liquidity that will be used to reduce certain noncore deposits and be deployed into agency securities; (ii) continued disciplined loan pricing; (iii) the continuing impact of the reduction in the rates paid on $180 million of borrowings from FHLBank of Topeka; and (iv) lower interest expense paid with respect to Equity Trust custodial deposits.

Provision for Credit Losses

	Quarter Ended
	June 30, 2010	March 31, 2010	June 30, 2009
	(Dollars in thousands)
Net interest income before provision for credit losses	$16,463	$15,804	$18,380
Provision for credit losses	4,731	14,223	6,278
Net interest income after provision for credit losses	$11,732	$1,581	$12,102

•
In the second quarter of 2010, provision for credit losses was $4.7 million, compared with $14.2 million for the first quarter of 2010 and $6.3 million for the second quarter of 2009.  The $9.5 million decrease in the provision from the first quarter to the second quarter was a function of a modest improvement in asset quality and significantly lower levels of charge-offs.

•
Net charge-offs of community bank loans held for investment for the quarter ended June 30, 2010 were $2.8 million, compared to $6.8 million for the first quarter of 2010, and $842,000 for the second quarter of 2009.  During the second quarter of 2010, there were two relationships in our construction and development (“C&D”) portfolio and one in our commercial real estate portfolio that combined to account for $2.6 million of the net charge-offs.

•	Overall at June 30, 2010, our allowance for credit losses as a percent of loans held for investment increased to 3.92%, compared to 3.65% at March 31, 2010 and 2.02% at June 30, 2009.
•	The allowance for loan losses attributed to community bank loans as a percent of community bank loans for the periods shown above was 4.41%, 4.12%, and 2.26%, respectively.

Noninterest Income

	Quarter Ended
	June 30, 2010	March 31, 2010	June 30, 2009
	(Dollars in thousands)
Custodial, administrative and escrow services	$91	$85	$171
Loan administration	1,066	1,010	1,038
Gain on sale of loans held for sale	1,544	596	331
Loss on sale of available for sale investment securities	-	-	(46,980)
Total other-than-temporary impairment losses	(12,317)	(5,780)	(892)
Portion of loss recognized in other comprehensive income (before taxes)	688	477	289
Net impairment losses recognized in earnings	(11,629)	(5,303)	(603)

Other	557	495	642
Total noninterest loss	$(8,371)	$(3,117)	$(45,401)

•
Gain on sale of SBA originated loans held for sale increased $948,000 to $1.5 million in the second quarter of 2010, compared with $596,000 in the first quarter of 2010.  The increase in the second quarter of 2010 was the result of the Bank selling $12.0 million of SBA originated loans in the second quarter, compared to $7.1 million in the prior quarter and the recognition of $548,000 of deferred gains on sale of loans from the first quarter of 2010.  In addition, new accounting guidance adopted in the first quarter of 2010 resulted in approximately $1.2 million of unrecognized gains on the sale of $13.6 million of SBA originated loans. The Company expects these gains to be recognized in the third quarter of 2010. Gains on sale of loans may fluctuate significantly from quarter to quarter based on a variety of factors, such as the current interest rate environment, the supply and mix of loans available in the market, the particular loan portfolios the Bank elects to sell, and market conditions.

•
The Company incurred $11.6 million of OTTI charges on six of its non-agency RMBS in the second quarter of 2010 due to continued deterioration in the underlying performance of the mortgage collateral of these securities. Of these six securities subject to OTTI in the second quarter of 2010, four were owned by the Bank, which incurred a total OTTI charge of $5.3 million.  The Bank had allocated risk-based capital of $3.9 million to these four securities and thus the impairment charge did not significantly impact risk-based capital.  The two other securities subject to OTTI were owned by an unregulated subsidiary of the Company, and the OTTI charge for those securities totaled $6.3 million.  Those securities had been transferred out of the Bank in June 2009.

•
The non-agency RMBS continue to be substantially illiquid, and their evaluation for impairment and the determination of fair value remains highly complex and is dependent upon the assumptions applied by management.  As part of the evaluation, the Company completes an analysis of estimated cash flows for these securities, which incorporates, but is not limited to, an estimate of the level of voluntary repayments, both known and projected defaults on the underlying mortgage collateral, and an estimate of loss severity.  In addition, all except one of the securities are support securities, or securities that are not the most senior securities in a structure. In the event securities demonstrate additional deterioration through an increase in defaults or loss severity that indicate the Company will not recover its anticipated cash flows or if the duration of relatively significant impairments in these securities does not reverse, the Company will incur additional other-than-temporary impairments, which may result in material charges to earnings in future periods.

Noninterest Expense

	Quarter Ended
	June 30, 2010	March 31, 2010	June 30, 2009
	(Dollars in thousands)
Compensation and employee benefits	$6,049	$6,001	$6,554
Subaccounting fees	5,933	6,935	3,983
Lower of cost or fair value adjustment on loans held for sale	829	562	252
Occupancy and equipment	1,039	859	823
Deposit insurance	2,053	1,796	1,877
Professional fees	1,371	780	944
Asset quality expenses	1,451	2,912	324
Other	4,726	3,647	5,042
Total noninterest expense	$23,451	$23,492	$19,799

•
Compensation and employee benefits expense was essentially unchanged between first and second quarter of 2010.  Headcount decreased from 229 at March 31, 2010 to 204 at June 30, 2010 as a result of aligning the number of employees to our expectations for our operations considering the economy.  However, this reduction in headcount occurred principally in the last week of June 2010; accordingly, we anticipate the reduction will impact future periods.  The modest increase in compensation in the second quarter of 2010 was attributed to the increased gain on sale of originated SBA loans.  In comparison to the year ago period, compensation declined $505,000 as headcount decreased from 230 at June 30, 2009 to 204 at June 30, 2010.

•
Subsequent to the sale of certain assets of United Western Trust Company at the end of June 2009, the Company has incurred subaccounting fees on the custodial deposits transferred to the buyer.  The amount of the subaccounting fees decreased $1.0 million between the first and second quarter of 2010 principally as result of the $230.3 million decrease in the average balance of these custodial deposits, which was primarily due to the amendment of the Equity Trust subaccounting agreement and the withdrawal of $350 million of such deposits on May 3, 2010.  Between the second quarter of 2010 and the second quarter of 2009, subaccounting fees increased principally as a result of the sale of certain assets of United Western Trust Company and the entering into a subaccounting agreement with the buyer.

•
The fair value adjustment on loans held for sale increased $267,000 between the first quarter of 2010 and the second quarter of 2010. During the second quarter of 2010, the charge of $829,000 principally reflected the additional discounts applied to the pricing of certain interest only residential whole loans.

•
Occupancy expense increased $180,000 between the second and first quarter of 2010 and by $216,000 between the second quarters of 2010 and 2009.  The increase was primarily due to increased rent and property taxes.

•
FDIC insurance increased $257,000 in the second quarter of 2010 to $2.1 million as compared to $1.8 million for the first quarter of 2010 and increased $176,000 from the year ago period.  The increase was due to higher deposits and an increase in the rates applied to our deposits.

•
Professional fees increased $591,000 to $1.4 million for the second quarter of 2010 compared to $780,000 for the first quarter of 2010 and $944,000 for the second quarter of 2009.  In the second quarter of 2010, $323,000 of professional fees were incurred in connection with the announced purchase of Legent Clearing, $150,000 in connection with Equity Trust’s withdrawal of $350 million of their custodial deposits, and $55,000 in connection with regulatory matters.

•
Asset quality expenses declined by $1.5 million to $1.5 million for the second quarter of 2010.  Asset quality expenses were $324,000 for the quarter ended June 30, 2009.  The asset quality expenses incurred in the second quarter of 2010 included $733,000 of REO write downs to reduce REO to fair value and other REO carrying costs, $357,000 loss on sale of REO and $361,000 of other loan collection and appraisal costs.  Such costs were $2.4 million for REO write downs and other REO carrying costs, $37,000 for loss on sale of REO and $481,000 for loan collection and appraisal costs in the first quarter of 2010.

•
Other expense increased $1.1 million to $4.7 million in the second quarter of 2010 compared to $3.6 million in the first quarter of 2010.  Other expense was $5.0 million in the second quarter of 2009.  In the second quarter of 2010 other expense included a $1.2 million fee paid to Equity Trust for the amendment to the subaccounting agreement to induce them to reduce the cap of deposits from $1 billion to $700 million and a $230,000 early lease termination fee associated with the Company’s former school loan servicing business line.

Income Taxes.  For the quarter ended June 30, 2010, the Company’s effective tax rate was (6.4)%.  The Company’s tax rate was 0.1% for the first quarter of 2010 and 36.5% for the second quarter of 2009.  The effective income tax rate for the second quarter of 2010 was impacted by the current period loss from operations, which was substantially offset by an additional $4.7 million deferred tax valuation allowance recorded in the period.  Due to the losses incurred in year ended December 31, 2009, and in the first six months of 2010, the Company was unable to conclude that it is more likely than not that it will generate sufficient taxable income in the foreseeable future to realize all of its deferred tax assets. At June 30, 2010 and December 31, 2009, gross deferred tax assets were $55.2 million and $45.9 million, respectively.  At June 30, 2010 and December 31, 2009, the net deferred tax assets were $10.0 million and $14.2 million, respectively.  The Company considered scheduled reversals of deferred tax liabilities, and various tax planning strategies in making this assessment.  Tax planning strategies considered, which the Company believes would not substantially impact its business, included sale leaseback of facilities, unrealized gains on certain securities, and the sale of certain lines of business or assets.

Balance Sheet.  The Company’s assets declined $305.0 million in the first half of 2010, and were $2.22 billion at June 30, 2010, compared with $2.53 billion at December 31, 2009. Total assets were $2.42 billion at June 30, 2009.  This decrease in the first half of 2010 was the result of a decline of $323.5 million of cash and cash equivalents, which was the result of the $259.7 million decrease in total deposits, purchase of agency securities and the overall monitoring of the balance sheet size in light of current economic conditions as well as in light of our capital management plan.

Loan Portfolio

The table below shows loans held for investment:

	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009
	(Dollars in thousands)
Community bank loans:
Commercial real estate	$479,928	$489,243	$466,784	$453,283
Construction	161,582	191,136	250,975	306,732
Land	87,474	90,250	92,248	101,676
Commercial	153,688	147,733	151,928	161,308
Multifamily	27,749	21,538	19,283	25,223
Consumer and mortgage	51,959	49,704	46,568	43,150
Premium, net	167	173	180	192
Unearned fees	(4,073)	(4,314)	(4,580)	(5,333)
Total community bank loans	958,474	985,463	1,023,386	1,086,231

Other loans:
Residential	81,992	86,617	90,405	101,824
SBA purchased loans - guaranteed	60,161	62,497	64,820	71,149
Premium on SBA purchased, guaranteed portions	5,453	5,659	5,864	6,348
Premium, net	407	316	299	324
Total other loans	148,013	155,089	161,388	179,645
Total loans	$1,106,487	$1,140,552	$1,184,774	$1,265,876

•
At June 30, 2010, community bank loans held for investment decreased $64.9 million compared to December 31, 2009. This consisted of an $89.4 million decline in construction loans as well as a $4.8 million decline in land loans as the Bank has been focused on reducing its C&D exposure.  During the first six months of 2010, construction was completed on approximately $57.4 million of the December 2009 balance of construction loans and transferred to other loan types, primarily commercial real estate, multifamily, and residential.  In addition, during the first six months of 2010, there were five C&D properties transferred to real estate owned for $4.3 million and charge-offs of $5.5 million on seven C&D loans.  Commercial real estate loans increased principally as a result of the transfer of completed construction projects and declined by payoffs and repayments.  Community bank loans held for investment at June 30, 2010 decreased $127.8 million compared to the second quarter of 2009, which is consistent with our capital planning strategies and the quality of current loan demand.

•
The Bank reduced its exposure to construction loans by $145.2 million since June 30, 2009.  As a percentage of the total held for investment loan portfolio, C&D loans decreased to 22.5% at June 30, 2010 compared to 24.7% at March 31, 2010 and 29.0% at December 31, 2009.  Commitments to fund C&D loans declined to $8.1 million at June 30, 2010; such commitments were $13.2 million at March 31, 2010, $23.6 million at December 31, 2009 and $80.6 million at June 30, 2009.

•	In the second quarter of 2010, residential and purchased SBA loans declined $13.4 million compared to December 31, 2009 principally as a result of repayments.

Asset Quality

The following table sets forth the Company’s nonperforming assets from the held for investment portfolio as of the dates indicated:

	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009
	(Dollars in thousands)
Commercial real estate	$18,261	$15,022	$15,411	$9,164
Construction and development	34,427	37,126	21,778	14,258
Commercial and industrial	4,109	4,215	3,329	1,036
SBA originated, guaranteed portions	106	46	49	101
Total community bank	56,903	56,409	40,567	24,559

Residential	3,241	3,375	3,916	3,867
Total other	3,241	3,375	3,916	3,867

Total nonperforming loans held for investment	60,144	59,784	44,483	28,426
Real estate owned	12,554	18,658	13,038	3,151
Total nonperforming assets	$72,698	$78,442	$57,521	$31,577

Total nonperforming assets to total assets	3.27%	3.01%	2.28%	1.30%
Nonperforming residential to residential loans	3.95%	3.90%	4.33%	3.80%
Nonperforming community bank to community bank loans	5.94%	5.72%	3.96%	2.26%
Total nonperforming HFI loans to total HFI loans	5.44%	5.24%	3.75%	2.25%

•
Total nonperforming assets were $72.7 million at June 30, 2010, representing a $5.7 million decrease from the previous quarter. The decrease was principally the result of the sale of real estate owned.  Commercial real estate nonperforming loans increased $3.2 million as a result of three relationships totaling $10.5 million moving to nonaccrual, which was substantially offset by the sale, net of a $1.4 million partial charge-off during the second quarter of a nonperforming commercial real estate loan with a balance of $7.1 million as of March 31, 2010.

•
Real estate owned shown in the table above represents real estate acquired from the held for investment portfolio.  Such real estate is available for sale.  Real estate owned decreased $6.1 million during the second quarter of 2010, as the Bank sold six properties with a total book value of $8.2 million.  This decrease was partially offset by $2.1 million of acquisitions related to three non-performing loans.

•
The Bank continues to manage these problem loans with actions that are appropriate for the overall credit relationship including conducting regular reviews of loans, obtaining current independent appraisals, and taking other actions to work with its customers to a satisfactory resolution.

The following table sets forth the Bank’s held for investment loans 30 days or more past due but not on nonaccrual for the periods shown:

	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009
	(Dollars in thousands)
30 - 59 days	$25,128	$24,345	$12,404	$59,260
60 - 89 days	14,938	22,328	10,876	4,667
Over 90 days	-	5,208	600	323
Total	$40,066	$51,881	$23,880	$64,250

•
Loans past due one payment or more decreased $11.8 million between June 30, 2010 and March 31, 2010 after increasing $28.0 million between March 31, 2010 and December 31, 2009.  The decrease at June 30, 2010 relative to March 31, 2010 was due to pay-offs, loans that were brought current and loans being moved to non-accrual during the quarter.  At June 30, 2010, there were five loans over $1 million included in the 30 – 59 day past due category compared to seven loans over $1 million at March 31, 2010.  At June 30, 2010, there were two loans over $1 million included in the 60 – 89 day past due category compared to six loans at March 31, 2010.  Of the seven loans 30-59 days past due at March 31, 2010, four loans are now current, two loans are still 30-59 days past due, and one was moved to nonaccrual.  Of the six loans 60-89 days past due at March 31, 2010, two loans were paid-off, two were moved to nonaccrual and two loans are now 30-59 days past due.

•	Loans over 90 days past due at March 31, 2010 included one loan for $4.6 million which was current for payment but had matured. This loan was renewed and is now current.

The table below shows the nonperforming loans that are held for sale which are subject to the fair value adjustment for loans held for sale:

	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009
	(Dollars in thousands)
Residential	$10,024	$9,125	$9,807	$8,849
Total other	10,024	9,125	9,807	8,849

Multifamily	-	-	-	1,511
Total community bank	-	-	-	1,511
Total nonperforming loans held for sale	10,024	9,125	9,807	10,360
Real estate owned	1,666	3,099	3,312	769
Total nonperforming assets	$11,690	$12,224	$13,119	$11,129

•
Nonperforming residential loans increased $899,000 in the second quarter of 2010 as a result of four residential loans being moved to nonaccrual, which was partially offset by modest repayments and $243,000 of residential charge-offs from the held for sale portfolio during the second quarter of 2010.

•	Real estate owned decreased $1.4 million during the second quarter of 2010 as the Bank sold five properties.

Investment Securities

The tables below show the change in the book value of RMBS between December 31, 2009 and June 30, 2010 by issuer type, their place in the credit support structure and the amount of risk based capital at 10.0% required to hold these securities at those periods:

Holding Entity	Issuer Type	Credit Structure	Book Value at December 31, 2009	Change in Book Value Excluding Purchases and OTTI Between December 31, 2009 and June 30, 2010	Net OTTI Between December 31, 2009 and June 30, 2010	Purchases	Book Value at June 30, 2010
			(Dollars in thousands)
Bank	Non-agency	Support (1)	$101,049	$(8,529)	$(9,366)	$-	$83,154
Bank	Non-agency	Subordinate (2)	15,712	(221)	-	-	15,491
Bank	Non-agency	Super-senior	90,009	(12,439)	(219)	-	77,351
Bank	Non-agency	Senior	81,561	(14,188)	-	-	67,373
Bank	Agency	Agency	34,729	(7,041)	-	154,090	181,778
Company	Non-agency	Support	21,872	(1,242)	(7,347)	-	13,283
Company	Non-agency	Subordinate	1,798	(206)	-	-	1,592
Total			$346,730	$(43,866)	$(16,932)	$154,090	$440,022

Holding Entity	Issuer Type	Capital Required December 31, 2009	Change in Capital Required Between Periods	Capital Required at June 30, 2010 at 10.0%	Capital as a Percent of Book June 30, 2010
		(Dollars in thousands)
Bank	Non-agency	$54,564	$(3,020)	$51,544	62%
Bank	Non-agency	14,387	(84)	14,303	92%
Bank	Non-agency	5,123	(654)	4,469	6%
Bank	Non-agency	3,670	(472)	3,198	5%
Bank	Agency	682	(90)	592	0%
Company	Non-agency	NA	NA	NA	NA
Company	Non-agency	NA	NA	NA	NA
Total		$78,426	$(4,320)	$74,106	17%

	(1) Support security is a security that supports one higher level in the security.
	(2) Subordinate security is a security that supports more than one higher level in the security.

•	The $43.9 million change in book value excluding purchases and OTTI represents an approximate 25% annualized repayment rate.
•
The Company incurred $16.9 million net OTTI on 12 private label mortgage-backed securities during the first half of 2010.  At June 30, 2010, these securities have been written down to 32.7% of the remaining unpaid principal balance, which represents the Company’s best estimate of anticipated recovery.  Of these 12 securities with a book value of $14.4 million at June 30, 2010, all except one security supports a higher security in the structure (e.g., either support or subordinate).  The credit fundamentals of these securities, including the low current credit coverage ratios, the collateral performance, and the default trends that continued to weaken in the first half of 2010 collectively, resulted in an OTTI conclusion for these securities.

•
During the first half of 2010, the Company purchased $154.1 million of Ginnie Mae securities.  These securities increased the Company’s yield as compared with balances left on deposit at the Federal Reserve Bank, yet also carry a zero percent risk weighting for regulatory, risk-based-capital purposes.

•
At June 30, 2010, risk-based capital regulations required the Bank to allocate $73.5 million of capital at 10.0% to support the $243.4 million book value of its non-agency RMBS portfolio, of which $65.8 million of capital was allocated to $98.6 million of non-agency RMBS subject to the direct credit substitute methodology, which are support and subordinate tranches in the structures.

•
At June 30, 2010, the Company’s held to maturity RMBS portfolio had an amortized cost of $265.4 million and a fair value of $201.0 million. At June 30, 2010, the Company’s available for sale RMBS portfolio had a fair value of $173.4 million, or approximately $1.3 million below cost.

•
A continued increase in the levels of delinquencies, foreclosures and incurred losses by the underlying collateral of the mortgage-backed securities owned by the Company may result in additional OTTI charges prospectively.

Deposits. Community bank deposits decreased $44.8 million, or 10.8%, to $369.4 million at June 30, 2010, versus $414.2 million at March 31, 2010.  During the second quarter of 2010, community bank deposits decreased as a result of Certificate of Deposit Account Registry Service (“CDARS®”) deposits that matured, which were not renewed or rolled-over as a result of such deposits being deemed brokered and the Bank’s brokered deposit restriction, which is discussed below. In total, at June 30, 2010, deposits, including custodial escrow balances, decreased $375.8 million to $1.77 billion, as compared with $2.14 billion at March 31, 2010.  This decrease was principally related to the decrease in Equity Trust deposits and the Bank’s brokered deposit restriction, which was partially offset by one new deposit relationship, a regional trust company with deposits of $31.9 million.

Capital.  At June 30, 2010, the Company’s equity leverage ratio was 5.28% compared with 5.35% at June 30, 2009.  At June 30, 2010, the Bank’s Tier-1 core capital, total risk-based and Tier-1 risk-based capital ratios were 7.42%, 9.02% and 7.75%, respectively.  On June 25, 2010 (the “Effective Date”), the Company and the Bank each entered into a Stipulation and Consent to Issuance of Order to Cease and Desist (the “Consents”) with the OTS whereby each of the Company and the Bank consented to the issuance of an Order to Cease and Desist (the “Company Cease and Desist Order” and the “Bank Cease and Desist Order,” respectively, and collectively, the “Cease and Desist Orders”) issued by the OTS, without admitting or denying that grounds exist for the OTS to initiate an administrative proceeding against the Company or the Bank. Among other things, the Company Cease and Desist Order provides:

•
 Within seven days of the Effective Date, the Company must submit a capital plan to the OTS for the Company and the Bank that will detail, among other things, how the Bank will meet and maintain a Tier-1 core capital ratio equal to or greater than 8% after the funding of an adequate Allowance for Loan and Lease Losses (“ALLL”), and a total risk-based capital ratio equal to or greater than 12%.

•	The Company cannot declare, make, or pay any dividends or other capital distributions, or repurchase or redeem any capital stock, without receiving the prior written non-objection of the OTS.
•
The Company cannot incur, issue, renew, repurchase, or rollover any debt, increase any current lines of credit, or guarantee the debt of any entity without receiving the prior written non-objection of the OTS.

•	The Company cannot make any payments (including, but not limited to, principal, interest, or fees of any kind) on any existing debt without receiving the prior written non-objection of the OTS.

Among other things, the Bank Cease and Desist Order provides:

•
By June 30, 2010, the Bank must meet and maintain a Tier-1 core capital ratio equal to or greater than 8% after the funding of an adequate ALLL and a total-risk based capital ratio equal to or greater than 12%.  As of June 30, 2010, the Bank did not meet such capital ratios.

•
Within seven days of the Effective Date, the Bank must submit a contingency plan to the OTS that details actions to be taken to (a) consummate a merger or acquisition by another federally insured depository institution or (b) voluntarily liquidate by filing an appropriate application with the OTS.  This contingency plan must be implemented upon notification from the OTS, and the Bank will be required to provide monthly status reports to the OTS on the execution of the contingency plan.

•
The Bank must not, directly or indirectly, make, invest in, purchase, or commit to make or purchase new construction or land loans, except for construction loans underwritten through the preferred lender program of the United States Small Business Administration.

•
Within seven days of the Effective Date, the Bank must submit a liquidity contingency plan to the OTS containing strategies for ensuring that the Bank maintains adequate short-term and long-term liquidity to withstand any anticipated or extraordinary demand against its funding base.

•
The Bank cannot increase its total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the prior quarter without the prior written non-objection of the OTS.

•	The Bank cannot declare or pay dividends or make any other capital distributions without the prior written non-objection of the OTS.

The Cease and Desist Orders shall each remain effective until terminated, modified or suspended in writing by the OTS.

To address the items contained in the Cease and Desist Orders, the Company and the Bank have undertaken the following actions:

•	Hired an investment banker to review the Company’s opportunities to raise additional capital;
•
Considered other strategic alternatives presented by this same investment banker for the Company which could include the purchase of the Bank or the Company by another company with an existing, approved banking charter;

•	Provided to the OTS for its review with the plans required to be submitted pursuant to the Cease and Desist Orders; and
•
Allocated resources and formed appropriate committees, including a board level Regulatory Compliance Committee, to monitor the Company’s and the Bank’s compliance with the Cease and Desist Orders and to ensure that the future reporting and operational requirements are met.

As discussed above, the Bank did not attain the required capital ratios of 8.00% core and 12.00% risk-based as of June 30, 2010.  Depending our ability to return to profitability, the level of capital raised, if any, the decrease in total assets held by the Bank, if any, and satisfaction of other aspects of the Cease and Desist Orders, the OTS can institute other corrective measures and has broad enforcement powers to impose additional restrictions on our operations. In addition, although the Company believes that it will successfully raise capital in the near-term that will be sufficient to achieve the required capital ratios, there can be no assurance that we will be able to do so, nor that we will be able to comply fully with the provisions of the Cease and Desist Orders, or that the efforts to comply with the Cease and Desist Orders will not have an adverse effect on our ability to continue to operate as a going concern.

Subsequent Events.

On July 9, 2010, the Company entered into a Forbearance Agreement with JPMorgan Chase Bank N.A. (“JPMorgan”) effective May 15, 2010.  For the months of June, July, August, and September the Company will be required to make monthly principal payments of $500,000.  At September 30, 2010, the Company will be required to pay the remaining principal balance of $14,250,000.  The Company and the Bank have defaulted under the credit agreement with JPMorgan with respect to the issuance of the Cease and Desist Order to the Company and the Bank entering into the prior Memoranda of Understanding by the Company and the Bank, with the OTS, the level of the Bank’s capital ratios, the ratio of non-performing assets, the non-payment of $1.25 million that was due on March 31, 2010, and the non-payment of $109,000 of accrued interest due at March 31, 2010.  On April 19, 2010 the Company paid the $109,000 of accrued interest due at March 31, 2010.  On June 3, 2010 the Company paid the $1.25 million principal payment that was due at March 31, 2010 and the Company has requested the non-objection from the OTS for the payments of the other monthly principal payments called for under the forbearance agreement.  JPMorgan has agreed to forbear from exercising its rights and remedies under the credit agreements related to the defaults noted above until September 30, 2010 or the occurrence of a default other than as discussed above.

Conference Call

Any investor or interested individual can listen to the teleconference, which is scheduled to begin at 9:00 AM MDT (11:00 AM EDT) on Thursday, August 5, 2010. To participate in the teleconference, please call toll-free 1-877-317-6789 (or 1-412-317-6789 for international callers) approximately 10 minutes prior to the start time. You may also listen to the teleconference live on the Company’s website, www.uwbancorp.com, and accessing the Investor Relations tab, or by accessing http://www.talkpoint.com/viewer/starthere.asp?Pres=131810. The teleconference may include forward-looking statements.

For those unable to attend, an archive of the conference call will be hosted on our website.

About United Western Bancorp, Inc.

Denver-based United Western Bancorp, Inc. is focused on developing its community-based banking network through its subsidiary, United Western Bank, by strategically positioning branches across Colorado’s Front Range market and certain mountain communities. In addition to community-based banking, United Western Bancorp, Inc. and its subsidiaries offer deposit services to processing and trust customers and custodial, administrative, and escrow services through its wholly owned subsidiary, United Western Trust Company. For more information, please visit our web site at www.uwbancorp.com.

Forward-Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties.  Forward-looking statements include information concerning our future results, interest rates, loan and deposit growth, operations liquidity, exploration of strategic alternatives, acquisition of Legent, exposure to C&D loans, management of nonperforming loans, additional capital raising efforts, compliance with the OTS Cease and Desist Orders, and community bank implementation and business strategy. These statements often include terminology such as “may,” “will,” “expect,” “anticipate,” “predict,” “believe,” “plan,” “estimate,” “continue,” “could,” “should,” “would,” “intend,” “projects,” or the negative thereof or other variations thereon or comparable terminology and similar expressions.  As you consider forward-looking statements, you should understand that these statements are not guarantees of performance or results.  They involve risks, uncertainties and assumptions that could cause actual results to differ materially from those in the forward-looking statements.  These factors include, but are not limited to: the successful completion and regulatory approval of the acquisition of Legent, the continued performance of Legent, the timing of our compliance, or lack thereof, with the OTS Cease and Desist orders issued in June 2010 against us and United Western Bank, the successful implementation of our community banking strategies; the ability to secure, timing of, and any conditions imposed thereon of any, regulatory approvals or consents for new branches or other contemplated actions, the continuing strength of our existing business, which may be affected by various factors, including but not limited to interest rate fluctuations, level of delinquencies, defaults and prepayments, increased competitive challenges, and expanding product and pricing pressures among financial institutions; changes in financial market conditions, either internationally, nationally or locally in areas in which we conduct our operations, including without limitation, reduced rates of business formation and growth, commercial and residential real estate development, real estate prices and other recent problems in the commercial and residential real estate markets; demand for loan products and financial services; unprecedented fluctuations in markets for equity, fixed-income, commercial paper and other securities, including availability, market liquidity levels, and pricing; increases in the levels of losses, customer bankruptcies, claims and assessments; the extreme levels of volatility and limited credit currently being experienced in the financial markets; changes in political and economic conditions, including the economic effects of terrorist attacks against the United States and related events; legal and regulatory developments, such as changes in fiscal, monetary, regulatory, trade and tax policies and laws, including policies of the U.S. Department of Treasury and the Federal Reserve Board; the governmental programs implemented under the Emergency Economic Stabilization Act (the “EESA”), including without limitation the Troubled Asset Relief Program (“TARP”), and the Capital Purchase Program (the “CPP”), and the impact of such programs and related regulations on our business and on international, national, and local economic and financial markets and conditions.

Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in forward-looking statements is contained in the “Risk Factors” section included the Annual Report on Form 10-K filed on March 15, 2010, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. New risks and uncertainties may arise from time to time and at any time and it is impossible for us to predict these events or how they may effect us. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.

Any forward-looking statements made by the Company speak only as of the date on which the statements are made and are based on information known to us at that time. The Company does not intend to update or revise the forward-looking statements made in this press release after the date on which they are made to reflect subsequent events or circumstances, except as required by law.

FINANCIAL TABLES FOLLOW

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	June 30,	December 31,
	2010	2009

Cash and due from banks	$14,043	$61,424
Interest-earning deposits	248,871	524,956
Total cash and cash equivalents	262,914	586,380
Investment securities - available for sale, at fair value	173,475	33,131
Investment securities - held to maturity	308,119	357,068
Loans held for sale - at lower of cost or fair value	279,203	260,757
Loans held for investment	1,106,487	1,184,774
Allowance for credit losses	(43,425)	(34,669)
Loans held for investment, net	1,063,062	1,150,105
FHLBank stock, at cost	9,513	9,388
Mortgage servicing rights, net	6,289	7,344
Accrued interest receivable	7,011	7,023
Other receivables	12,956	14,940
Premises and equipment, net	23,358	24,061
Bank owned life insurance	26,649	26,182
Other assets, net	7,870	7,291
Income tax receivable	16,534	11,965
Deferred income taxes	10,010	14,187
Foreclosed real estate, net	14,220	16,350
Total assets	$2,221,183	$2,526,172

Liabilities and shareholders' equity
Liabilities:
Deposits	$1,733,799	$1,993,513
Custodial escrow balances	31,953	31,905
FHLBank borrowings, net	169,184	180,607
Borrowed money	117,093	108,635
Junior subordinated debentures owed to unconsolidated subsidiary trusts	30,442	30,442
Other liabilities	21,521	21,419
Total liabilities	2,103,992	2,366,521

Shareholders' equity:
Common stock	3	3
Additional paid-in capital	107,889	107,161
Retained earnings	13,889	57,747
Accumulated other comprehensive loss	(4,590)	(5,260)
Total shareholders' equity	117,191	159,651
Total liabilities and shareholders' equity	$2,221,183	$2,526,172

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except share information)

	Quarter Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009
Interest and dividend income:
Community bank loans	$14,368	$14,125	$15,301	$28,493	$30,265
Residential loans	2,669	2,854	3,793	5,523	7,869
Other loans	271	283	389	554	459
Investment securities	4,849	4,589	6,339	9,438	13,240
Deposits and dividends	387	610	153	997	266
Total interest and dividend income	22,544	22,461	25,975	45,005	52,099

Interest expense:
Deposits	3,303	3,804	3,470	7,107	6,752
FHLBank borrowing	921	1,053	2,366	1,974	4,746
Other borrowed money	1,857	1,800	1,759	3,657	3,545
Total interest expense	6,081	6,657	7,595	12,738	15,043

Net interest income before provision for credit losses	16,463	15,804	18,380	32,267	37,056
Provision for credit losses	4,731	14,223	6,278	18,954	10,459
Net interest income after provision for credit losses	11,732	1,581	12,102	13,313	26,597

Noninterest income:
Custodial, administrative and escrow services	91	85	171	176	287
Loan administration	1,066	1,010	1,038	2,076	2,195
Gain on sale of loans held for sale	1,544	596	331	2,140	379
Loss on sale of available for sale investment securities	-	-	(46,980)	-	(46,980)
Total other-than-temporary impairment losses	(12,317)	(5,780)	(892)	(18,097)	(892)
Portion of loss recognized in other comprehensive income (before taxes)	688	477	289	1,165	289
Net impairment losses recognized in earnings	(11,629)	(5,303)	(603)	(16,932)	(603)

Gain on sale of investment in Matrix Financial Solutions, Inc.	-	-	-	-	3,567
Other	557	495	642	1,052	1,453
Total noninterest loss	(8,371)	(3,117)	(45,401)	(11,488)	(39,702)

Noninterest expense:
Compensation and employee benefits	6,049	6,001	6,554	12,050	12,809
Subaccounting fees	5,933	6,935	3,983	12,868	7,423
Amortization of mortgage servicing rights	553	574	587	1,127	1,382
Lower of cost or fair value adjustment on loans held for sale	829	562	252	1,391	(325)
Occupancy and equipment	1,039	859	823	1,898	1,615
Postage and communication	237	251	247	488	470
Professional fees	1,371	780	944	2,151	2,040
Mortgage servicing rights subservicing fees	311	317	344	628	711
Other general and administrative	7,129	7,213	6,065	14,343	8,828
Total noninterest expense	23,451	23,492	19,799	46,944	34,953

Loss from continuing operations before income taxes	(20,090)	(25,028)	(53,098)	(45,119)	(48,058)
Income tax (benefit) provision	(1,277)	19	(19,360)	(1,258)	(17,807)
Loss from continuing operations	(18,813)	(25,047)	(33,738)	(43,861)	(30,251)

Discontinued operations:
Income from operations, net of income tax provision of $0, $0, $19,852, $0, and $19,852, respectively	-	-	37,736	-	37,525
Net (Loss) Income	$(18,813)	$(25,047)	$3,998	$(43,861)	$7,274

Loss from continuing operations per share - basic and diluted	$(0.64)	$(0.86)	$(4.71)	$(1.50)	$(4.23)
Income from discontinued operations per share - basic and diluted	-	-	5.26	-	5.23
Net (Loss) Income per share - basic and diluted	$(0.64)	$(0.86)	$0.55	$(1.50)	$1.00

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCE SHEET
(Unaudited)

	For the Quarter Ended
	June 30, 2010			March 31, 2010
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Assets
Interest-earning assets
Community bank loans:
Commercial real estate loans	$420,161	$6,050	5.78%	$416,296	$5,898	5.75%
Construction and development loans	248,085	3,116	5.04	297,675	3,109	4.24
Originated SBA loans	166,315	2,280	5.50	164,821	2,220	5.46
Multifamily loans	41,925	567	5.41	38,779	524	5.40
Commercial loans	146,806	1,913	5.23	131,064	1,812	5.61
Consumer and other loans	49,182	442	3.60	46,653	562	4.89
Total community bank loans	1,072,474	14,368	5.37	1,095,288	14,125	5.23

Other assets:
Residential loans	267,707	2,669	3.99	274,268	2,854	4.16
Purchased SBA loans and securities	110,890	519	1.88	114,200	526	1.87
GNMA investment securities-available for sale, at fair value	106,773	766	2.87	9,949	75	3.02
Investment securities-available for sale, at fair value	29,007	338	4.66	33,081	407	4.92
Investment securities-held to maturity	284,087	3,497	4.92	302,884	3,864	5.10
Total other assets	798,464	7,789	3.90%	734,382	7,726	4.21%

Interest-earning deposits	454,313	324	0.28	877,234	547	0.25
FHLBank stock	9,451	63	2.67	9,388	63	2.72
Total interest-earning assets	2,334,702	22,544	3.87%	2,716,292	22,461	3.34%

Non-interest earning assets
Cash	21,648			65,337
Allowance for credit losses	(43,681)			(38,524)
Premises and equipment	23,622			23,955
Other assets	107,676			105,461
Total non-interest bearing assets	109,265			156,229
Total assets	$2,443,967			$2,872,521

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Passbook accounts	$388	$-	0.24%	$394	$0	0.24%
Community Bank MMDA and NOW	67,699	148	0.88	57,927	141	0.99
Processing and Trust MMDA and NOW	1,161,523	844	0.29	1,599,061	1,500	0.38
Certificates of deposit	502,156	2,311	1.85	480,978	2,163	1.82
FHLBank borrowings	168,807	921	2.16	170,219	1,053	2.47
Repurchase agreements	79,802	905	4.49	78,290	902	4.61
Borrowed money and junior subordinated debentures	68,996	952	5.46	60,554	898	5.93
Total interest-bearing liabilities	2,049,371	6,081	1.18%	2,447,423	6,657	1.10%

Noninterest-bearing liabilities:
Demand deposits (including custodial escrow balances)	244,249			251,075
Other liabilities	16,299			13,865
Total non-interest bearing liabilities	260,548			264,940
Shareholders' equity	134,048			160,158
Total liabilities and stockholders equity	$2,443,967			$2,872,521

Net interest income before provision for credit losses		$16,463			$15,804
Interest rate spread			2.69%			2.24%
Net interest margin			2.83%			2.35%
Ratio of average interest-earning assets to average interest-bearing liabilities			113.92%			110.99%

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCE SHEET
(Unaudited)

	For the Quarter Ended
	June 30, 2010			June 30, 2009
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Assets
Interest-earning assets

Commercial real estate	$420,161	$6,050	5.78%	$373,633	$5,523	5.93%
Construction and development	248,085	3,116	5.04	387,275	4,760	4.93
Originated SBA loans	166,315	2,280	5.50	150,053	2,083	5.57
Multifamily	41,925	567	5.41	48,800	572	4.69
Commercial	146,806	1,913	5.23	104,343	1,502	5.77
Consumer and other loans	49,182	442	3.60	67,495	861	5.12
Total community bank loans	1,072,474	14,368	5.37	1,131,599	15,301	5.42

Other loans and securities:
Residential mortgage loans	267,707	2,669	3.99	314,005	3,793	4.83
Purchased SBA loans and securities	110,890	519	1.88	128,551	662	2.07
GNMA investment securities-available for sale, at fair value	106,773	766	2.87	-	-	-
Investment securities-available for sale, at fair value	29,007	338	4.66	57,473	614	4.27
Investment securities-held to maturity	284,087	3,497	4.92	415,178	5,452	5.25
Total other loans and securities	798,464	7,789	3.90%	915,207	10,521	4.60%

Interest-earning deposits	454,313	324	0.28	144,839	60	0.16
FHLBank stock	9,451	63	2.67	27,834	93	1.34
Total interest-earning assets	2,334,702	22,544	3.87%	2,219,479	25,975	4.69%

Non-interest earning assets
Cash	21,648			48,407
Allowance for credit losses	(43,681)			(23,412)
Premises and equipment	23,622			27,120
Other assets	107,676			94,982
Total non-interest bearing assets	109,265			147,097
Total assets	$2,443,967			$2,366,576

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Passbook accounts	$388	$-	0.24%	$357	$-	0.24%
Community Bank MMDA and NOW	67,699	148	0.88	74,792	324	1.74
Processing and Trust MMDA and NOW	1,161,523	844	0.29	1,377,053	1,524	0.44
Certificates of deposit	502,156	2,311	1.85	201,332	1,622	3.23
FHLBank borrowings	168,807	921	2.16	216,674	2,366	4.32
Repurchase agreements	79,802	905	4.49	79,541	915	4.55
Borrowed money and junior subordinated debentures	68,996	952	5.46	70,420	844	4.74
Total interest-bearing liabilities	2,049,371	6,081	1.18%	2,020,169	7,595	1.50%

Noninterest-bearing liabilities:
Demand deposits (including custodial escrow balances)	244,249			210,149
Other liabilities	16,299			23,314
Total non-interest bearing liabilities	260,548			233,463
Shareholders' equity	134,048			112,944
Total liabilities and shareholders' equity	$2,443,967			$2,366,576

Net interest income before provision for credit losses		$16,463			$18,380
Interest rate spread			2.69%			3.19%
Net interest margin			2.83%			3.32%
Ratio of average interest-earning assets to average interest-bearing liabilities			113.92%			109.87%

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Unaudited)
(Dollars in thousands, except share information)

	Quarter Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009

Loss from continuing operations per share - basic	$(0.64)	$(0.86)	$(4.71)	$(1.50)	$(4.23)
Loss from continuing operations per share - assuming dilution	$(0.64)	$(0.86)	$(4.71)	$(1.50)	$(4.23)

Income from discontinued operations per share - basic	$-	$-	$5.26	$-	$5.23
	$-	$-	$5.26	$-	$5.23

Net (Loss) Income per share - basic	$(0.64)	$(0.86)	$0.55	$(1.50)	$1.00
Net (Loss) Income per share - assuming dilution	$(0.64)	$(0.86)	$0.55	$(1.50)	$1.00

Weighted average shares – basic	29,254,813	29,201,352	7,182,516	29,228,230	7,169,446
Weighted average shares – assuming dilution	29,254,813	29,201,352	7,182,516	29,228,230	7,169,446
Number of shares outstanding at end of period	29,376,858	29,358,580	7,341,827	29,376,858	7,341,827

Operating Ratios & Other Selected Data (1)
Return on average equity	NM	NM	NM	NM	NM
Operating efficiency ratios (3)	NM	NM	NM	NM	NM
Book value per share (end of period)	$3.99	$4.59	$17.66	$3.99	$17.66
Yield on assets	3.87%	3.34%	4.69%	3.58%	4.77%
Cost of liabilities	1.18%	1.10%	1.50%	1.14%	1.53%
Net interest margin (2)	2.83%	2.35%	3.32%	2.57%	3.40%

Asset Quality Information (1)
Community bank allowance for credit losses	$42,308	$40,596	$24,564	$42,308	$24,564
Allowance to community bank loans(4)	4.41%	4.12%	2.26%	4.41%	2.26%
Residential allowance for credit losses	$1,084	$984	$917	$1,084	$917
Allowance to residential loans(4)	1.32%	1.14%	0.90%	1.32%	0.90%
Allowance for credit losses	$43,425	$41,614	$25,520	$43,425	$25,520
Allowance for credit losses to total loans(4)	3.92%	3.65%	2.02%	3.92%	2.02%
Community bank net charge offs (4)	$2,841	$6,765	$842	$9,606	$1,122
Residential net charge offs (4)	80	513	-	593	-
Commercial nonperforming loans (4)	56,903	56,409	24,559	56,903	24,559
Residential nonperforming loans (4)	3,241	3,375	3,867	3,241	3,867
Commercial guaranteed nonperforming loans (4)	106	46	101	106	101
Nonperforming loans held for investment	60,144	59,784	28,426	60,144	28,426
Nonperforming loans held for sale	10,024	9,125	10,360	10,024	10,360
Real estate owned	14,220	21,757	3,920	14,220	3,920
Total nonperforming assets and REO	84,388	90,666	42,706	84,388	42,706
Total residential loans allowance to nonperforming residential loans (4)	33.45%	29.16%	23.71%	33.45%	23.71%
Ratio of allowance for credit losses to total nonperforming loans	72.20%	69.61%	89.78%	72.20%	89.78%
Total nonperforming residential loans to total residential loans (4)	3.95%	3.90%	3.80%	3.95%	3.80%
Total nonperforming community bank loans to total community bank loans (4)	5.94%	5.72%	2.26%	5.94%	2.26%
Total nonperforming assets and REO to total assets (5)	3.27%	3.01%	1.30%	3.27%	1.30%

NM - Not Meaningful
(1) Calculations are based on average daily balances where available and monthly averages otherwise, as applicable.
(2) Net interest margin has been calculated by dividing net interest income before credit losses by average interest earning assets.
(3) The operating efficiency ratios are calculated by dividing noninterest expense, excluding amortization of mortgage servicing rights, by operating income. Operating income is equal to net interest income before provision for credit losses plus noninterest income. Such ratios are not meaningful for the quarter ended March 31, 2010 and the quarter and six months ended June 30, 2010, due to operating income being disproportionate to noninterest expense as a result of noninterest loss and reduced net interest income due to excess liquidity. Such ratios are not meaningful for the quarter and six months ended June 30, 2009, due to operating income being disproportionate to non-interest expense as a result of the significant noninterest loss.

(4) Excludes loans held for sale.
(5) Excludes nonperforming loans held for sale.